EXHIBIT 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT is entered into on November 26, 2006, between Kenexa Technology, Inc., a Pennsylvania corporation (the “Company”), and Eliot Chack, also known as Elliot H. Clark (“Executive”).

WHEREAS, Executive has been an Executive of the Company and its Parent and Subsidiaries (as hereinafter defined), most recently in the position of Chief Operating Officer, a member of the Boards of Directors of the Parent and Subsidiaries, and Secretary of the Parent and its Subsidiaries;

WHEREAS, the Company, its Parent and Subsidiaries, and Executive, wish to end the employment relationship and Executive’s service on their Boards of Directors and as their Secretary.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             End of Employment.

(a)           The Company and Executive hereby agree that the employment of Executive with the Company and its Parent and Subsidiaries shall end on November 30, 2006 (the “Separation Date”).  Executive also agrees that his service as a member of the Board of Directors and as an officer of the Company, Parent and its Subsidiaries shall end on November 30, 2006, and he hereby resigns from all such positions, effective on the Separation Date.  Executive shall take such actions reasonably requested by the Company in furtherance of the foregoing to evidence the end of such employment and such service as a director, Secretary and/or officer.

(b)           For purposes of this Agreement, “Parent” shall mean Kenexa Corporation and “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company or Parent, directly or through one of more Subsidiaries.

2.             Compensation and Benefits.  In connection with Executive’s separation from employment with the Company and conditioned on the effectiveness and non-revocation of the Release (as defined in Section 5 below), the Company shall pay or cause to be paid or provided to the Executive the following amounts and benefits:

(a)           Salary.  Executive shall be entitled to receive his base salary (at a rate of $250,000 per annum) through the Separation Date.  As payment of severance under this Agreement, Executive shall be entitled to receive his base salary (at a rate of $250,000 per annum) until November 29, 2008 (the “Payment End Date”).  Executive shall not be entitled to receive any amounts of base salary or severance for any period after the Payment End Date.  Such severance payments shall be made semi-monthly in accordance with the Company’s current payroll practices.  Executive acknowledges that he has no accrued unused vacation days or paid time off days and shall not accrue any additional paid time off or vacation pay.

(b)           Expenses.  There will be no expense reimbursement.

(c)           Bonus.  Executive shall be entitled to receive in accordance with the Bonus Plan dated January 27, 2006  any amounts that may be due to him pursuant to his Bonus Plan in respect of a bonus for the calendar year 2006 as if he remained employed through December 31, 2006, payable at the same time as comparable bonuses for such year are paid to continuing executives of the Company.

(d)           Vested Stock Options.  As additional payment of severance payments under this Agreement, Executive shall be entitled to have options to purchase twenty-eight thousand three hundred thirty-three (28,333) shares of the stock option grant dated June 24, 2005 treated as fully vested (“Vested Options”). The Vested Options shall be subject to the terms and conditions of the 2005 Equity Incentive Plan (“Plan”) (except the vesting provisions). Executive shall be entitled to have any restrictive legend attached to Executive’s shares of restricted stock and the shares underlying his Vested Options removed beginning on March 1, 2007 .  All other grants of stock options which have not vested as of the Separation Date in accordance with the Plan or any other equity compensation plan maintained by the Company and any applicable award agreement are hereby forfeited and cancelled.

(e)           Withholding.  All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

(f)            Insurance.  Until May 29, 2010, the Company shall, at its expense, pay the employer portion of the premiums for group medical insurance at the level and with the coverage in effect for Executive and his dependents immediately prior to the Separation Date; provided, however, that if the Company is unable to provide coverage as described in this paragraph 2(f), the Company shall pay to Executive the amounts equal to the employer portion of such premiums which it would have paid (and at the same times it would have paid them) had such coverage been available.  The foregoing shall satisfy any obligation of the Company to Executive under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This subsection (f) shall be interpreted so as to preclude any other benefits to which the Executive, his dependents or beneficiaries might otherwise be entitled under any of the Company’s employee benefit plans, programs or practices following the separation of employment of the Executive except as the Executive’s claim as to the balance in the Company’s 401(k) Plan and as to benefits set forth herein.

(g)           The Company shall obtain a Tail for Executive on, or otherwise provide to Executive, D&O Insurance coverage for a period of two (2) years after the Separation Date in an amount not less  than the current coverage.

(h)           Transition Benefits.For the period commencing on the Separation Date and ending on November 29, 2007, the  Company will reimburse Executive for the reasonable  cost, not in excess of $3,000 per month, of outplacement, executive office and e-mail services. In addition, the Company will maintain Executive’s e-mail account through June 30, 2007, with an out-of-office reply message directing Company inquiries to the appropriate e-mail address at the Company and providing Executive’s e-mail and phone number for personal inquiries to Executive.

(i)            Laptop.  Kenexa hereby conveys to Executive title to the laptop computer “as is” for the sum of $1.00

(j)            Company Property.  Upon request by the Company at any time, Executive will promptly destroy or return to the Company all property, records and files of the Company or containing Company information in his possession, including on his laptop.

3.             Confidential Information.

(a)           Obligation to Maintain Confidentiality.  Executive acknowledges that the continued success of the Company and its Parent and Subsidiaries, depends upon the use and protection of a large body of confidential and proprietary information.  All of such confidential and proprietary information existing prior hereto, now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.”  Confidential Information will include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s, Parent’s or Subsidiaries’ current or potential business and (ii) is not generally available to the public.  Confidential Information includes, without specific limitation, the information, observations and data obtained by Executive during the course of his employment by the Company, the Parent and its Subsidiaries concerning the business and affairs of the Company, the Parent and its Subsidiaries, information concerning acquisition opportunities in or reasonably related to the Company’s, the Parent’s or its Subsidiaries’ business or industry of which Executive becomes aware during such employment, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s employment, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, pricing, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment.  Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information, unless and to the extent that any Confidential Information is required to be disclosed pursuant to any applicable law or court order.  Executive agrees to deliver to the Company all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company, the Parent or Subsidiaries (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b)           Ownership of Intellectual Property.  Executive agrees to make prompt and full disclosure to the Company, the Parent or Subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information  (whether or not patentable and whether or not reduced to practice) that relate to the Company’s, Parent’s or Subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company, the Parent or Subsidiaries (collectively, “Work Product”).  Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company, the Parent or Subsidiaries.  To the extent that any Work Product is not deemed to be a “work made for hire,” Executive hereby assigns and agrees to assign to the Company, Parent or such Subsidiary all right, title and interest, including without limitation, the intellectual property rights that Executive may have in and to such Work Product.  Executive shall promptly perform all actions reasonably requested by the Board to establish and confirm the Company’s, Parent or such Subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).

(c)           Third Party Information. Executive understands that the Company, Parent and its Subsidiaries have received from third parties confidential or proprietary information that is not generally available to the public (“Third Party Information”) subject to a duty on the Company’s, Parent’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Without in any way limiting the provisions of Section 3(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company, Parent or its Subsidiaries who need to know such information in connection with their work for the Company, Parent or such Subsidiaries) or use, such Third Party Information unless expressly authorized by a member of the Board in writing or required to be disclosed pursuant to any applicable law or court order, provided that prior written notice of and an opportunity to object to such requirement has been provided in writing in accordance with Section 7 hereof.

4.             Non-Compete, Non-Solicitation.

 (a)          Executive acknowledges that during the course of his employment with the Company, the Parent and Subsidiaries he became familiar with the Company’s, Parent’s and Subsidiaries’ trade secrets and with other Confidential Information concerning the Company, the Parent, the Subsidiaries and their predecessors, that he was given access to the Company’s, Parent’s and Subsidiaries’ customers and prospective customers and to the Company’s, Parent’s and Subsidiaries’ goodwill with customers and prospective customers, that he was provided with specialized skills and training, and that his services were and are of special, unique and extraordinary value to the Company, the Parent and the Subsidiaries. In further consideration of the payments and benefits to him under this Separation Agreement,  Executive agrees that, from the date of this Agreement until November 29, 2008  (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the Employment Process Outsourcing and Human Capital Management Software and Services businesses of the Company, the Parent or the Subsidiaries (including, without limitation, employee surveys, pre-employment skills and behavioral assessments, structured interviewing, talent management software applications, HR analytics software, performance management software, onboarding software, and exit interviewing) , as such businesses exist or were in process during his employment by the Company, the Parent and the Subsidiaries (collectively, the “Restricted Business”), within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Executive acknowledges that the Restricted Business is global in scope. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)           During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company, the Parent or any Subsidiary to leave the employ of the Company, the Parent or such Subsidiary, or in any way interfere with the relationship between the Company, the Parent or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company, the Parent or any Subsidiary at any time during his employment by the Company, the Parent and its Subsidiaries or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company, the Parent or any Subsidiary to cease doing business with the Company, the Parent or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company, the Parent or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company, the Parent or its Subsidiaries).

(c)           If, at the time of enforcement of this paragraph 4, a court shall hold that the duration, scope or area of the restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive acknowledges that the restrictions contained in this paragraph 4 are reasonable, that he has received good and valuable consideration for said restrictions, and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)           In the event of the breach by Executive of any of the provisions of this paragraph 4, the Company will immediately cease making any further payments under paragraph 2(a), the Company will immediately cease Executive’s benefits and entitlements under paragraphs 2(f) and 2(h), and all then outstanding Vested Options not exercised on the date of Executive’s breach shall thereupon terminate. Executive and Company acknowledge that the cessation and termination set forth in the preceding sentence are not an  estimate of or an agreement as to the damages that would be caused by any breach of Executive’s obligations under any provisions of this paragraph 4. Executive further acknowledges that the Company has agreed to provide the payments and benefits under paragraph 2 in exchange for Executive’s agreement to the provisions of this paragraph 4. In the event of the breach  by Executive of any of the provisions of this paragraph 4, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor (including, without limitation, the right to the cessation and termination set forth in the first sentence of this paragraph 4(d) and the right to recover damages from Executive caused by any breach by Executive of this paragraph 4), the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach  by Executive of this paragraph 4, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

(e)           Nothing herein shall preclude Executive from  providing executive search services to companies which do not engage in the Restricted Business, provided that Executive complies with the provisions of paragraph 3 hereof.

5.             Release.  Executive shall execute the general release dated as of the date hereof (the “Release”) attached as Exhibit A hereto.

6.             Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7.             Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Eliot H. Chack

21 Canal Run West

Washington Crossing, PA 18977

With a copy to:

Stephen G. Console

Console Law Offices LLC

1525 Locust Street, 9th floor

Philadelphia, PA 9102

Notices to the Company:

Kenexa Technology, Inc.

650 East Swedesford Road

Wayne, PA 19087

Attn:  Chief Executive Officer

With a copy to: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered or received.

8.             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.             Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith, including the Release referred to in Section 5, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10.           Non-Disparagement. The parties agree that they will not disparage each other orally or in writing. Any violation of this provision shall constitute a material breach of this Agreement. In the event of any such violation, the other party may present this Agreement to any court of competent jurisdiction for purposes of obtaining injunctive or other appropriate monetary relief.

11.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.           Counterparts.  This Agreement may be executed in separate counterparts and delivered by facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, Parent, Subsidiaries and their respective heirs, successors, assigns, predecessors, parent, holding companies, subsidiaries, affiliates and related entities, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

14.           Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

15.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

16.           Payments on Behalf of Executive.  The Company, the Parent and the Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company, the Parent or any of Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company, Parent or any of Subsidiaries or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

17.           Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

18.           Executive’s Cooperation.  Executive shall reasonably cooperate with the Company, the Parent and the Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph, the Company shall reimburse Executive for reasonable expenses (including lodging and meals, upon submission of receipts).

19.           Arbitration.  Except with respect to disputes or claims under paragraphs 3, 4 or 10 hereof (which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of his or its own attorney’s fees and expenses except as otherwise required by applicable law), each party hereto agrees to binding arbitration with the American Arbitration Association (“AAA”) in accordance with the AAA Employment Dispute Resolution Rules as the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company, the Parent and Subsidiaries (including, without limitation, disputes and claims regarding employment discrimination, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement.  The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties.  Nothing in this paragraph shall prohibit a party hereto from instituting litigation to enforce any such final determination .  Each party hereto irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Pennsylvania and any Pennsylvania state court of competent jurisdiction sitting in Chester County, Pennsylvania, and agrees that such courts shall be the exclusive forum with respect to disputes and claims under paragraphs 3, 4 and 10 and for the enforcement of any final arbitration determination hereunder. Each party hereto irrevocably consents to service of process by registered mail or personal service .

20.           Attorney’s Fees.  In connection with any action brought under this Agreement, the prevailing party will be entitled to reasonable attorney’s fees and costs, in addition to such legal or equitable relief that is available.

21.           Section and Headings.  The division of this Agreement into sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references to sections and clauses are to sections and clauses of this Agreement.

22.           Number.  In this Agreement, words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

23.           Independent Advice.  The Company and the Executive acknowledge and agree that they have each obtained independent legal advice in connection with this Agreement and they further acknowledge and agree that they have read, understand and agree with all of the terms hereof and that they are executing this Agreement voluntarily and in good faith. Executive consents to the representation of the Company, Parent and Subsidiaries by Pepper Hamilton LLP in connection with this Agreement and any and all matters relating to Executive, and waives any and all potential conflicts of interest relating thereto.

24.           Copy of Agreement.  The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

25.           Currency.  All dollar amounts set forth or referred to in this Agreement refer to U.S. currency.

26.           Effectiveness.  Once this Agreement has been duly executed and delivered by each party hereto, all of the provisions shall become effective.    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Kenexa Technology, Inc.

By:	/s/ NOORUDDIN KARSAN

Its:	Chief Executive Officer

/s/ ELIOT H. CHACK
Eliot Chack, also known as Elliot Clark

Exhibit A

CONFIDENTIAL RELEASE AGREEMENT

1.             This Confidential Release Agreement (the “Agreement”) is made between Eliot Chack, also known as Elliot Clark, (the “Executive”) and Kenexa Technology, Inc. (the “Company”).

2.             In  consideration of and subject to the performance by the Company of its obligations under the Separation Agreement, entered into on November , 2006 (the “Separation Agreement”), the Executive on his/her own behalf and on behalf of his/her heirs, executors, administrators, successors and assigns hereby freely, voluntarily, and finally and forever release, remise and discharge KENEXA TECHNOLOGY, INC., a Pennsylvania corporation (the “Company”), Kenexa Corporation and each of their predecessors, successors (by merger or otherwise), holding companies, subsidiaries, affiliates, related entities and assigns, together with, in their capacities as such, each and every of their officers, directors, shareholders, partners, managers, employees, agents, attorneys, and the heirs, representatives and executors of same, (hereinafter collectively the “Releasees”) from any and all actions and causes of action, complaints, charges, claims and demands, suits, damages, costs, attorneys’ fees, expenses, contracts, agreements, plans, obligations, compensation and liability whatsoever, in law or in equity, whether the same are now known or unknown, of any nature whatsoever, up to and including the later of the date of this Agreement and the Separation Date (as defined in the Separation Agreement), including without limitation, claims under the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the Executive Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and under any other federal, state or local law, rule or regulation for alleged employment discrimination, and claims for wages and benefits, for wrongful termination, constructive discharge, implied covenants of good faith and fair dealing, breach of contract, fraud, intentional infliction of emotional distress, invasion of privacy, defamation, violation of public policy, retaliation, or other tort claim, as well as claims for attorney’s fees and costs which Executive or anyone claiming by, through or under Executive in any way might have or could have against he Releasees, including, but not limited to, any claim which has been made or could have been made in a complaint filed before the Equal Employment Opportunity Commission, or otherwise.

3.             In consideration of and subject to the performance by the Employee of his obligations under the Separation Agreement,  the Company hereby freely, voluntarily, and finally and forever releases, remises and discharges the Executive, and each and every of his attorneys, and his heirs, representatives and executors of same, (hereinafter collectively the “Releasees”) from any and all actions and causes of action, complaints, charges, claims and demands, suits, damages, costs, attorneys’ fees, expenses, contracts, agreements, plans, obligations, compensation and liability whatsoever, in law or in equity, of any nature whatsoever, known up to and including the later of the date of of this Agreement and the Separation Date.

4.             Executive and Company agree that each will not institute or pursue or aid any legal proceedings, either individually or as a class representative, against the other as to any matter released herein.

5.             Executive and Company intend that this Agreement shall not be subject to any claim of mistake of fact, and that it expresses a full, complete and final settlement of a liability claimed and denied, regardless of the adequacy or inadequacy of the consideration given. Executive and Company agree that there is absolutely no agreement or reservation related to the subject matter hereof not clearly expressed herein, that the consideration stated herein is all that Executive, Company and their attorneys, past and present, are ever to receive for all claims to damages, costs, attorneys fees and other expenses, and that Executive and Company are entering into this Agreement with the full knowledge that this Agreement covers all possible claims that Executive and

Company might have against the other, whether oral or written, as of the date hereof and as of the Separation Date.

6.             It is also expressly understood that nothing in this Agreement is to be construed as an admission of liability or wrongdoing by the Company or any of the Releasees.

7.             Executive further agrees that he/she has and will maintain the terms of this Agreement and the Separation Agreement in complete confidence and to maintain in strict confidence Kenexa’s trade secrets and confidential and proprietary information.

8.             Executive and Company  acknowledge  that each is hereby advised in writing to consult with an attorney prior to signing this Agreement.

9.             Executive and Company acknowledge that each has not filed any lawsuits, claims, charges or complaints against the other with any local, state or federal agency or court prior to the date of the execution hereof.

10.           Executive further acknowledge that he/she has been offered a period of at least twenty-one (21) days during which to review and consider this Agreement and shall have seven (7) days after the date hereof within which to revoke this Agreement by notice to the Company (“Revocation Period”), with this Agreement not becoming effective until the Revocation Period has expired.  If Executive chooses to sign this Agreement in advance of the expiration of twenty-one (21) days, Executive voluntarily waives the balance of that period. Executive understands that the Company’s offer is only valid for and must be accepted within twenty-one (21) days from the date of delivery of this Agreement to Executive.  Executive understands that revocation of this Agreement must be in writing to Kenexa’s Chief Executive Officer, at 650 East Swedesford Road, Wayne, PA 19087.

11.           This Agreement shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania excluding its conflicts of law rules.

12            The provisions of this Agreement are severable and if any provision of this Agreement is held by any court to be illegal, invalid or unenforceable, the Agreement shall be deemed modified to the least extent possible so as to make it valid and enforceable in a manner most closely approximating the intention of the parties herein.

13.           This Agreement, together with the Separation Agreement, contains the entire agreement of the parties with respect to the subject matter hereof.  It cannot be changed orally, and it supersedes any and all prior agreements between the parties.

14.           This Agreement shall not become effective or enforceable until eight (8) days after the date hereof.

15.           This Agreement may be executed in separate counterparts and delivered by facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

HAVING READ AND FULLY UNDERSTOOD THE TERMS AND SIGNIFICANCE HEREOF AND INTENDING TO BE LEGALLY BOUND HEREBY AND ACTING KNOWINGLY AND VOLUNTARILY AND WITHOUT DURESS, COERCION OR UNDUE INFLUENCE OF ANY KIND, EXECUTIVE has set his/her hand and seal as of this         day of                      , 2006.

	(SEAL)	Witness:
Eliot Chack, also known as Elliot Clark

Date:

KENEXA TECHNOLOGY, INC.

Date:		By:
Nooruddin Karsan, Chief Executive Officer